Exhibit (a)(1)

COMPANY NOTICE

TO HOLDERS OF

2.00% CONVERTIBLE SENIOR NOTES DUE 2026

(CUSIP Number: 04269Q AC 4)

ISSUED BY

ARRIS ENTERPRISES, INC.

Reference is made to the Indenture, dated as of November 13, 2006 (the “Original Indenture”), between ARRIS Enterprises, Inc. (formerly ARRIS Group, Inc.), a Delaware corporation (the “Company,” “we,” “us” and “our”), and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of April 16, 2013 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Company, ARRIS Group, Inc. (formerly ARRIS Enterprises I, Inc.), a Delaware corporation (the “Parent”), and the Trustee, relating to the Company’s 2.00% Convertible Senior Notes Due 2026 (the “Notes”). Section 3.08 of the Indenture requires the Company to repurchase all or part of the Notes, at the option of each holder, on November 15, 2013, upon the terms and subject to the conditions set forth in the Indenture (the “Repurchase Right”).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, as required by the Indenture, the Company will repurchase properly tendered Notes on November 15, 2013 for a repurchase price payable in cash equal to $1,000 per $1,000 principal amount of Notes validly tendered and not validly withdrawn (the “Repurchase Price”). November 15, 2013 is an interest payment date under the Indenture. Accordingly, interest accrued up to November 15, 2013 will be paid to holders of record of the Notes as of November 1, 2013, the record date for such interest payment. Therefore, we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. Interest on Notes tendered pursuant to the Repurchase Right will cease to accrue as of the end of the day immediately preceding the Repurchase Date, provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn.

Holders may exercise their Repurchase Right by tendering through the transmittal procedures of the Depository Trust Company (“DTC”) any time on or prior to 11:59 p.m., New York City time, on November 14, 2013 (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 11:59 p.m., New York City time, on November 14, 2013 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 11:59 p.m., New York City time, on the Expiration Date will receive the Repurchase Price. Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on November 15, 2013 (the “Repurchase Date”). All rights of holders of Notes tendered pursuant to the Repurchase Right will terminate following payment of the Repurchase Price.

On October 16, 2013, we provided a notice of redemption to the holders notifying them of our decision to redeem all outstanding Notes (the “Redemption”) on November 15, 2013 (the “Redemption Date”) at a redemption price of 100% of the outstanding aggregate principal amount of the Notes (the “Redemption Price”). Accordingly, if you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right (as defined and described in more detail below), we will redeem your Notes on November 15, 2013 for the Redemption Price.

Alternative to the Repurchase Right and the Redemption:

You May Elect to Convert Your Notes

The Indenture provides that, notwithstanding the Repurchase Right and the Redemption, the holders of the Notes have a right to convert the Notes, at any time until 11:59 p.m., New York City time, on November 15, 2013 (the “Conversion Right”). Upon conversion, the holders of surrendered Notes will receive the consideration specified in Section 10.02 of the Indenture (the “Conversion Consideration”). The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the trading price of the Parent’s common stock, $0.01 par value per share (“Parent Common Stock”), is above a certain threshold, is comprised of cash, shares of Parent Common Stock or a combination of both, at the Parent’s election. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Parent Common Stock for a 20-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 under “Important Information Concerning the Repurchase Right” in this Company Notice and Section 10.02 of the Indenture. The conversion rate for the Notes is 62.1504 shares of Parent Common Stock per $1,000 principal amount of the Notes.

Your Conversion Right is separate from your Repurchase Right. Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 11:59 p.m., New York City time, on the Withdrawal Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer be able to exercise the Conversion Right, unless we fail to pay the Repurchase Price. Notes surrendered for conversion may not be withdrawn. If you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right, we will redeem your Notes on November 15, 2013 for the Redemption Price.

As of October 16, 2013, approximately $232.0 million aggregate principal amount of Notes remained outstanding. The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes held the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or conversion must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as our paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Repurchase Right, the Conversion Right and the Redemption.

This Company Notice is being provided pursuant to Section 3.08 of the Indenture. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture. The Repurchase Right of each holder of the Notes is subject to the terms and conditions of the Indenture, the Notes, this Company Notice and related materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review the Repurchase Right Materials carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your Notes to tender or convert. None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right, or to exercise or refrain from exercising the Conversion Right.

The Paying Agent and Conversion Agent is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Hand, Overnight Delivery or Registered or Certified Mail:	To Confirm By Telephone or For Information: (770) 698-5184

The Bank of New York Mellon Bond Redemption Unit 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Christopher Landers

Additional copies of the Repurchase Right Materials may be obtained from the Paying Agent at its address set forth above.

The date of this Company Notice is October 17, 2013.

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS			4

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT			5

1.	Information Concerning the Company and the Parent		5

	1.1	The Company	5

	1.2	The Parent	5

	1.3	The Merger Agreement and the First Supplemental Indenture	6

2.	Information Concerning the Notes		6

	2.1	The Company’s Obligation to Purchase the Notes	6

	2.2	Repurchase Price	7

	2.3	Conversion Right	7

	2.4	Market for the Notes and the Parent Common Stock	9

	2.5	Interest	9

	2.6	Redemption	10

	2.7	Ranking	10

	2.8	Dividends	10

3.	Procedures to Be Followed by Holders Electing to Tender Notes for Purchase		10

	3.1	Method of Delivery	11

	3.2	Agreement to Be Bound	11

	3.3	Delivery of Notes	12

4.	Right of Withdrawal		12

5.	Payment for Tendered Notes; Source and Amount of Funds		13

6.	Cancellation of Notes Acquired		13

7.	Plans or Proposals of the Company		13

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		14

9.	Agreements Involving the Company’s Securities		14

10.	Purchases of Notes by the Company and its Affiliates		14

11.	Certain U.S. Tax Considerations		14

12.	Additional Information		17

13.	No Solicitations		18

14.	Definitions		18

15.	Conflicts		18

ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE PARENT

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

ARRIS Enterprises, Inc. (formerly ARRIS Group, Inc.)

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes on November 15, 2013. (Page 6)

What Notes are you obligated to purchase?

We are obligated to purchase all outstanding Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of October 16, 2013, approximately $232.0 million aggregate principal amount of Notes remained outstanding. (Page 6)

How much will you pay and what is the form of payment?

For each $1,000 aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000.

November 15, 2013 is an interest payment date under the Indenture. Accordingly, interest accrued up to November 15, 2013 will be paid to holders of record of the Notes as of November 1, 2013, the record date for such interest payment. Therefore, we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. Interest on Notes tendered pursuant to the Repurchase Right will cease to accrue as of the end of the day immediately preceding the Repurchase Date, provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or the Parent Common Stock. (Page 7)

If I tender my Notes, when will I receive payment for them?

On the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn in accordance with the Repurchase Right Materials. We will forward to the Paying Agent, no later than 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent has advised that it will promptly distribute the cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 13)

What is my Conversion Right with respect to my Notes?

The Indenture also provides holders of the Notes the Conversion Right until 11:59 p.m., New York City time, on November 15, 2013. Upon conversion, the holders of surrendered Notes will receive the Conversion Consideration, which consists of two components. The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the Parent Common Stock is above a certain threshold, is comprised of cash, shares of the Parent Common Stock or a combination of both, at the Parent’s election. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Parent Common Stock for a 20-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 under “Important Information Concerning the Repurchase Right” in this Company Notice and Section 10.02 of the Indenture.

If you exercise the Conversion Right, you will no longer be able to participate in the Repurchase Right. If you exercise the Conversion Right, you may not withdraw the conversion. If you do not tender your Notes pursuant to the Repurchase Right, you retain the Conversion Right associated with your Notes through the Repurchase Date, subject to the terms and conditions set forth in the Indenture.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 11:59 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have the Conversion Right with respect to your tendered Notes, unless we fail to pay the Repurchase Price. (Page 7)

What is the relationship between the Repurchase Right and the Conversion Right?

The Repurchase Right is separate from the Conversion Right. If you tender your Notes pursuant to the Repurchase Right, you will not be able to convert your Notes unless you withdraw your previously tendered Notes prior to the Withdrawal Date. If you do not tender your Notes pursuant to the Repurchase Right, your Conversion Right will not be affected. If you have exercised your Conversion Right, you may not tender your Notes under the Repurchase Right. (Page 8)

What happens if I do not validly tender my Notes pursuant to the Repurchase Right or exercise the Conversion Right?

We will redeem your Notes.

On October 16, 2013, we provided a notice of redemption to the holders notifying them of our decision to redeem all outstanding Notes on November 15, 2013 at a redemption price of 100% of the outstanding aggregate principal amount of the Notes. Accordingly, if you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right, we will redeem your Notes on November 15, 2013 for the Redemption Price. (Page 10)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Parent Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not widely reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Conversion Consideration. We urge you to obtain current market information for the Notes, to the extent available, and the value of the Conversion Consideration prior to making any decision with respect to the Repurchase Right. (Page 9)

What do the Board of Directors of the Company, the Board of Directors of the Parent and the Trustee think of the Repurchase Right and the Conversion Right?

None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Conversion Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your Notes to tender or convert. The Repurchase Right and our offer to purchase Notes pursuant thereto as described in this Company Notice is based solely on the requirements of the Indenture and the Notes. (Page 7)

When does the Repurchase Right expire?

The Repurchase Right expires at 11:59 p.m., New York City time, on the Expiration Date, which is November 14, 2013. We do not intend to extend the period you have to accept the Repurchase Right unless required to do so by the United States (“U.S.”) federal securities laws or other applicable law. (Page 7)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Company Notice be satisfied. (Page 6)

How do I tender my Notes for repurchase?

To tender your Notes for purchase pursuant to the Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Company Notice, but no later than 11:59 p.m., New York City time, on the Expiration Date.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in the Repurchase Right Materials. (Page 12)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 11:59 p.m., New York City time, on November 14, 2013, the Withdrawal Date. (Page 12)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 11:59 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Withdrawal Date. (Page 12)

If I want to convert my Notes, what should I do?

If you elect to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent,

(ii) surrender your Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 10.03 of the Indenture. Please direct any questions or requests for assistance in connection with the conversion of Notes to the Conversion Agent at the address and telephone number set forth on the front cover of this Company Notice. (Page 7)

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. If you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right, we will redeem your Notes on November 15, 2013 for the Redemption Price. (Page 7)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date; provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. (Page 9)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 10)

What are the U.S. federal income tax consequences of exercising the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes upon exercise of the Repurchase Right, see Section 11 under “Important Information Concerning the Repurchase Right” in this Company Notice. (Page 14)

Who is the Paying Agent and Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, also is serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right Materials and the Conversion Agent for the Notes in connection with the Conversion Right, and may be contacted at the address and telephone number set forth on the front cover of this Company Notice. (Page 6)

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone number set forth on the front cover of this Company Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Company Notice contains forward-looking statements. In many cases, you can identify forward-looking statements by our use of terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Company Notice regarding the financial position, business strategy and plans or objectives for future operations of the Company or the Parent are forward-looking statements.

Forward-looking statements represent management’s judgments and assumptions regarding future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of the Company or the Parent will occur, that their respective judgments or assumptions will prove correct or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance on any forward-looking statements of the Parent or the Company.

In addition, statements in this Company Notice are made as of October 17, 2013, and should not be relied upon as representing our views as of any other date. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this Company Notice or any document incorporated by reference into this Company Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company and the Parent.

1.1 The Company.

The Company is a global communications technology company specializing in the design, engineering and supply of communications and IP technologies that support broadband services for residential and business customers around the world. The Company supplies broadband operators with tools and platforms they need to deliver and monitor advanced video, data and voice subscriber services, including whole home video across multiple screens, ultra high-speed data, personalized advertising and carrier-grade telephony.

The Company is a wholly owned subsidiary of the Parent and is organized under the laws of the State of Delaware. The Company’s principal executive offices are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 and its telephone number is (678) 473-2000.

1.2 The Parent.

The Parent is a holding company consisting primarily of two business units, the business unit held by the Company and the Motorola Home business unit that was acquired in April 2013. The Motorola Home business unit is a premier video and broadband technology business that transforms how service providers worldwide deliver entertainment and communications without boundaries. Its powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content.

The Parent is organized under the laws of the State of Delaware. The Parent’s principal executive offices are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 and its telephone number is (678) 473-2000. Shares of the Parent Common Stock trade on The NASDAQ Stock Market (“NASDAQ”) under the symbol “ARRS.” The Parent’s website can be found at www.arrisi.com. The information on, or accessible through, the Parent’s website is not part of this Company Notice.

1.3 The Merger Agreement and the First Supplemental Indenture.

On April 15, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, the Parent and ARRIS Enterprises II, Inc., a Delaware corporation and then wholly owned subsidiary of the Parent (“Merger Sub”), pursuant to which on April 16, 2013, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of the Parent (the “Merger”). Pursuant to the Merger Agreement, each share of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), was converted into the right to receive one share of the Parent Common Stock. The Merger facilitated the acquisition of the Motorola Home business, which closed on April 17, 2013.

In connection with the Merger, the Company, the Parent and the Trustee executed the First Supplemental Indenture. The First Supplemental Indenture provides that the conversion value of the Notes will be calculated by reference to the Parent Common Stock rather than the Company Common Stock, and any shares issuable upon conversion of the Notes will be settled in shares of the Parent Common Stock rather than shares of the Company Common Stock. In addition, the Parent guaranteed the obligations of the Company under the Indenture pursuant to a guaranty dated as of April 16, 2013. The Parent also assumed the disclosure obligations required under Section 4.03 of the Indenture and certain other rights and obligations under the Indenture. The First Supplemental Indenture also provides that conversion rate adjustments will be triggered by the actions of the Parent rather than the Company and certain events of default are measured by reference to the Parent as well as the Company. For more information regarding the First Supplemental Indenture, see the First Supplemental Indenture attached as Exhibit 4.2 to the Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Parent on April 16, 2013, and incorporated herein by reference.

2. Information Concerning the Notes. The Notes were issued under the Original Indenture in November 2006 in an aggregate principal amount of $276.0 million and mature on November 15, 2026. As of October 16, 2013, approximately $232.0 million aggregate principal amount of Notes remained outstanding.

We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Repurchase Right, the Conversion Right and the Redemption.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.08 of the Indenture on November 15, 2013. For additional information regarding the Repurchase Price, see Section 2.2 under “Important Information Concerning the Repurchase Right” in this Company Notice.

The Repurchase Right will expire at 11:59 p.m., New York City time, on November 14, 2013. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by the U.S. federal securities laws or other applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Company Notice be satisfied.

There are no material financing conditions in connection with the Company’s obligation to consummate the Repurchase Right.

On October 16, 2013, we provided a notice of redemption to the holders notifying them of our decision to redeem all outstanding Notes on November 15, 2013 at a redemption price of 100% of the outstanding aggregate principal amount of the Notes. Accordingly, if you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right, we will redeem your Notes on November 15, 2013 for the Redemption Price. For additional information regarding the Redemption, see Section 2.6 under “Important Information Concerning the Repurchase Right” in this Company Notice.

2.2 Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by us on the Repurchase Date is $1,000 for each $1,000 principal amount of the Notes validly tendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

November 15, 2013 is an interest payment date under the Indenture. Accordingly, interest accrued up to November 15, 2013 will be paid to holders of record of the Notes as of November 1, 2013, the record date for such interest payment. Therefore, we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or the Parent Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the Parent Common Stock before making a decision whether to tender Notes for purchase. See Section 2.4 under “Important Information Concerning the Repurchase Right” in this Company Notice for more information on the market for the Notes and the Parent Common Stock.

None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Conversion Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your Notes to tender or convert based on your own independent assessment of the current market value of the Notes, the Parent Common Stock and other relevant factors.

2.3 Conversion Right. Your Notes are convertible under the terms of the Indenture until November 15, 2013. See Article 10 of the Indenture for more information regarding the conversion privilege.

In order to exercise the Conversion Right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent, (ii) surrender the Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 10.03 of the Indenture.

Upon conversion, you will receive the Conversion Consideration, which is composed of a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below) per $1,000 principal amount being converted.

The “cash settlement averaging period” with respect to any Note means the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date. The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of: (i) cash (the “principal return”) equal to the lesser of $50 and the “daily conversion value” (as described below); and (ii) to the extent the daily conversion value exceeds $50, and subject to the immediately succeeding paragraph, a number of shares of Parent Common Stock (the “daily share amount”) equal to: (x) the excess of the daily conversion value over $50, divided by (y) the volume weighted average price of Parent Common Stock on that trading day.

By the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, Parent may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and Parent will notify you of such cash percentage by notifying the Trustee (the “cash percentage notice”). If Parent elects to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming Parent had not specified a cash percentage), multiplied by (iii) the volume weighted average price of Parent Common Stock for such trading day. The number of shares deliverable in respect of each business day in the applicable cash settlement averaging period will be a percentage of the daily share amount (assuming Parent had not specified a cash percentage) equal to 100% minus the cash percentage. If Parent does not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, Parent must settle 100% of the daily share amount for each trading day in such cash settlement averaging period with shares of Parent Common Stock; provided, however, that we will pay cash in lieu of fractional shares as described below. Parent may, at its option, revoke any cash percentage notice by notifying the Trustee; provided that Parent must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period. We will deliver cash in lieu of any fractional shares of Parent Common Stock based on the volume weighted average price per share of Parent Common Stock on the last trading day of the cash settlement averaging period.

The “daily conversion value” on a given trading day means one-twentieth of the product of: (i) the applicable conversion rate, and (ii) the volume weighted average price of Parent Common Stock on that trading day. “Trading day” means any day during which (i) trading in Parent Common Stock generally occurs on the primary U.S. national securities exchange or market on which Parent Common Stock is listed or admitted to trading; and (ii) there is no “market disruption event” (as described below). “Market disruption event” means (i) a failure by the primary U.S. national securities exchange or market on which Parent Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for Parent Common Stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Parent Common Stock or in any options, contracts or future contracts relating to Parent Common Stock. The “volume weighted average price” per share of Parent Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ARRS <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of Parent Common Stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

The conversion rate for the Notes is 62.1504 shares of Parent Common Stock per $1,000 principal amount of the Notes.

No payment or adjustment will be made for accrued interest on converted Notes and such accrued interest shall be deemed paid in full upon delivery of the Conversion Consideration. If any holder exercises the Conversion Right after the close of business on the record date for the payment of an installment of interest (which in this particular circumstance is November 1, 2013) and prior to the related interest payment (which in this particular circumstance is November 15, 2013), then, notwithstanding the exercise of the Conversion Right, the interest payable with respect to such Notes on such interest payment date will be paid on such interest payment date to the holder of record of the Notes at the close of business on such record date.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 11:59 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have the Conversion Right with respect to your tendered Notes, unless we fail to pay the Repurchase Price.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Right.

2.4 Market for the Notes and the Parent Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Parent Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not widely reported and can be difficult to monitor.

The Trustee has informed us that, as of the date of this Company Notice, all of the Notes are held in global form through DTC. As of October 16, 2013, approximately $232.0 million aggregate principal amount of Notes remained outstanding and Cede & Co. as nominee for DTC was the sole record holder of the Notes.

The Notes are currently convertible for the consideration described in Section 2.3 under “Important Information Concerning the Repurchase Right” in this Company Notice, which may include shares of Parent Common Stock. Parent Common Stock commenced trading on NASDAQ upon consummation of the Merger under the symbol “ARRS,” the same symbol under which the Company Common Stock traded prior to the Merger. As a result of the Merger, the Company Common Stock is no longer publicly traded. The following table sets forth, for the periods indicated, the high and low sales prices of the Parent Common Stock on and after April 16, 2013 and of the Company Common Stock before April 16, 2013 as reported on NASDAQ.

	Common Stock Price
	High	Low
2013
4th Quarter (through October 15, 2013)	$17.27	$16.69
3rd Quarter	17.23	14.15
2nd Quarter	17.55	14.07
1st Quarter	17.98	15.09

2012
4th Quarter	$15.90	$12.40
3rd Quarter	14.20	11.80
2nd Quarter	13.98	11.03
1st Quarter	12.69	10.46

2011
4th Quarter	$12.75	$9.81
3rd Quarter	12.59	9.60
2nd Quarter	13.06	10.37
1st Quarter	14.49	11.31

On October 15, 2013, the last reported sales price of the Parent Common Stock on NASDAQ was $16.76 per share. As of September 30, 2013, there were approximately 138.3 million shares of the Parent Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Parent Common Stock before making any decision with respect to the Repurchase Right or the Conversion Right.

2.5 Interest. Interest on the outstanding Notes is paid on May 15 and November 15 of each year to record holders of the Notes as of the preceding May 1 and November 1, as applicable, until the date of maturity, November 15, 2026, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 2.00%.

November 15, 2013 is an interest payment date under the Indenture. Accordingly, interest accrued up to November 15, 2013 will be paid to holders of record of the Notes as of November 1, 2013, the record date for such interest payment. Therefore, we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price or the Redemption Price. Unless we default in making payment of the Repurchase Price or the Redemption Price on any Notes validly tendered and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding November 15, 2013.

2.6 Redemption. Pursuant to the Indenture, we have the right to redeem the Notes at any time on or after November 15, 2013, subject to the terms and conditions set forth in the Indenture. On October 16, 2013, we provided a notice of redemption to the holders notifying them of our decision to redeem all outstanding Notes on November 15, 2013 at a redemption price of 100% of the outstanding aggregate principal amount of the Notes. Accordingly, if you do not validly tender your Notes pursuant to the Repurchase Right or exercise the Conversion Right, we will redeem your Notes on November 15, 2013 for the Redemption Price. November 15, 2013 is an interest payment date under the Indenture. Accordingly, interest accrued up to November 15, 2013 will be paid to holders of record of the Notes as of November 1, 2013, the record date for such interest payment. Therefore, we expect that there will be no accrued and unpaid interest due as part of the Redemption Price. Interest on Notes will cease to accrue as of the end of the day immediately preceding the Redemption Date, provided that we have not defaulted in making payment of the Redemption Price.

2.7 Ranking. The Notes are unsecured indebtedness and are equal in right of payment to our other senior unsecured indebtedness. However, the Notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. The Notes also will be effectively subordinated to all liabilities, including trade payables and lease obligations of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us. The Parent has guaranteed our obligations under the Notes. As of September 30, 2013, the total amount of long-term debt of the Parent and the Company was approximately $1,822.9 million.

2.8 Dividends. Holders of Notes are not entitled to dividends. In the event that the Notes are converted and Parent Common Stock is issued in connection with such conversion, holders will thereafter be entitled to dividends, if any, paid by the Parent to its stockholders.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. To receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Company Notice, but no later than 11:59 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Company Notice, Cede & Co. as the nominee for DTC, is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising your Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 11:59 p.m., New York City time, on the Expiration Date will be redeemed on November 15, 2013 for a redemption price equal to 100% of the principal amount of the Notes. See Section 2.6 under “Important Information Concerning the Repurchase Right” in this Company Notice for more information on the redemption.

3.1 Method of Delivery. Since Cede & Co. as the nominee for DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through ATOP. Any tender of Notes is at the risk of the person tendering those Notes.

3.2 Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•	such holder has received the Company Notice and acknowledges that the Company Notice provides the notice required pursuant to the Indenture with respect to the Repurchase Right;

•	such holder agrees to all of the terms of the Repurchase Right Materials;

•	upon the terms and subject to the conditions set forth in the Repurchase Right Materials and effective upon the acceptance for payment of the holder’s Notes, such holder (i) irrevocably sells, assigns and transfers to us all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in the Repurchase Right Materials;

•	such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Repurchase Right Materials, as amended and supplemented from time to time, on the Repurchase Date;

•	payment for Notes purchased pursuant to the Repurchase Right Materials will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•	tenders of Notes may be withdrawn by complying with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Withdrawal Date;

•	all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our discretion; in the event of a dispute, a holder may challenge our determinations in a court of competent jurisdiction.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “—Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes prior to 11:59 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on the Expiration Date.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of an agreement to be bound by the terms of the Repurchase Right Materials, including those set forth in Section 3.2 under “Important Information Concerning the Repurchase Right” in this Company Notice.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or surrendered for redemption or conversion must be delivered through the transmittal procedures of DTC.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 3 under “Important Information Concerning the Repurchase Right” in this Company Notice.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Withdrawal Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. In the event of a dispute, a holder may challenge our determinations in a court of competent jurisdiction.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Withdrawal Date.

5. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, no later than 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent has advised us that it will promptly thereafter distribute that cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes will be approximately $232.0 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand or funds made available by the Parent.

6. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to this Company Notice will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. At the effective time of the Merger, each share of the Company Common Stock was converted into one share of Parent Common Stock. All of the shares of the Company Common Stock are now owned by the Parent. The Parent Common Stock commenced trading on NASDAQ on April 16, 2013 under the symbol “ARRS,” the same symbol under which the Company Common Stock was previously listed and traded. As a result of the Merger, the Company Common Stock is no longer publicly traded. Upon consummation of the Merger, the Parent Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), the Parent is the successor issuer to the Company. The Parent files periodic reports and other information with the SEC; the Company is no longer required to do so. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view towards optimizing development of the Company’s potential in conjunction with the Parent’s other businesses, including the recently acquired Motorola Home business. Except as otherwise disclosed in this Company Notice or necessitated by or in connection with the Merger, none of the Company, the Parent or, to the best of the Company’s knowledge, any of the persons identified in Annex A to this Company Notice currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer (other than plans to implement new employment agreements with certain of the executive officers of the Company and the Parent to document their employment terms following the Merger);

•	any other material change in the Company’s corporate structure or business;

•	the Parent Common Stock ceasing to be authorized to be listed on NASDAQ;

•	the Parent’s obligation to file reports under the Exchange Act being terminated or suspended;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company and based on a reasonable inquiry by the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and the Parent is attached to this Company Notice as Annex A.

9. Agreements Involving the Company’s Securities. Except as described in this Company Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right or a redemption of the Notes in accordance with the terms and conditions of the Indenture and the Notes until at least the tenth business day after the Repurchase Date.

11. Certain U.S. Tax Considerations. The following discussion summarizes certain U.S. federal income tax considerations of a holder’s exercise of the Repurchase Right. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Company Notice. All of these laws and authorities are subject to change or differing interpretations, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person subject to the alternative minimum tax;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or, alternatively, choosing not to exercise such Repurchase Right and instead either exercising the Conversion Right or having the Notes redeemed by the Company, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS COMPANY NOTICE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A “U.S. holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation organized under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Repurchase Right. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued but unpaid interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Note tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

Backup Withholding and Information Reporting

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations. A U.S. holder may be subject to backup withholding on payments received with respect to the Notes unless such U.S. holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder may provide such holder’s correct taxpayer identification number and certify that such U.S. holder is not subject to backup withholding by completing an IRS Form W-9 and submitting it to the Paying Agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following describes the tax consequences of the exercise of the Repurchase Right to a non-U.S. holder. A “non-U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder (as defined above). This section does not apply to U.S. holders.

Amounts received pursuant to the exercise of the Repurchase Right, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own ten percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right unless (i) such non-U.S. holder is an individual who is present in the

U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. If you are a non-U.S. holder described in (i) above, you generally will be subject to a flat 30% U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Repurchase Right.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

Any payment received by a non-U.S. holder from the sale of a Note may be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its status as a non-U.S. person (for U.S. federal income tax purposes) under penalties of perjury on IRS Form W-8BEN (which is available from the IRS’s website at http://www.irs.gov/) or otherwise establishes an exemption, provided that neither we nor our Paying Agent has actual knowledge or reason to know that the non-U.S. holder is a U.S. person (for U.S. federal income tax purposes) or that the conditions of such other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

12. Additional Information. Prior to the Merger, the Company was subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, filed periodic reports and other information with the SEC. As described in more detail in Section 7 under “Important Information Concerning the Repurchase Right” in this Company Notice, as a result of the Merger, the Company Common Stock is no longer listed on NASDAQ, and the Company is no longer subject to the reporting requirements of the Exchange Act.

The Parent is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Company Notice some of the information that the Parent files, and that the Company previously filed, with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Company Notice. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC by the Company on February 27, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 filed with the SEC by the Parent on May 8, 2013 and August 8, 2013, respectively;

•	Current Reports on Form 8-K filed with the SEC by the Company on January 17, 2013 and April 2, 2013 and Current Reports on Form 8-K filed with the SEC by the Parent on April 16, 2013, April 18, 2013 (as subsequently amended on June 28, 2013), May 1, 2013, June 11, 2013 and July 1, 2013;

•	all documents filed with the SEC by the Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 11:59 p.m., New York City time, on the Repurchase Date (as such date may be extended); and

•	the description of the Parent Common Stock contained in the Registration Statement on Form 8-A filed with the SEC by the Company on August 3, 2001, as amended by the Registration Statement on Form 8-A/A filed with the SEC by the Company on August 7, 2001, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in the documents referred to above, the information in the latest filed documents should be considered correct. You should not assume that the information in this Company Notice or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

For more information about the Merger, you should review the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed by the Parent with the SEC on April 16, 2013.

Notwithstanding the foregoing, the Schedule TO to which this Company Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

14. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

October 17, 2013	ARRIS ENTERPRISES, INC.

ANNEX A

ARRIS ENTERPRISES, INC. AND ARRIS GROUP, INC.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Below are the names of each of the directors and executive officers of the Company and the Parent as of the date of this Company Notice. The business address of each person is 3871 Lakefield Drive, Suwanee, Georgia 30024.

ARRIS Enterprises, Inc. Directors

Robert J. Stanzione

Alex B. Best

Harry L. Bosco

James A. Chiddix

John A. Craig

Andrew T. Heller

Matthew B. Kearney

Doreen A. Toben

Debora J. Wilson

David A. Woodle

ARRIS Enterprises, Inc. Executive Officers

Name	Position
Robert J. Stanzione	President and Chief Executive Officer
David B. Potts	Executive Vice President and Chief Financial Officer
Lawrence A. Margolis	Executive Vice President Administration and Law and Secretary
Bruce W. McClelland	Executive Vice President, President Products and Services
Ronald M. Coppock	Executive Vice President, President Worldwide Sales
Marc S. Geraci	Senior Vice President and Treasurer

ARRIS Group, Inc. Directors

Robert J. Stanzione

Alex B. Best

Harry L. Bosco

James A. Chiddix

John A. Craig

Andrew T. Heller

Matthew B. Kearney

Doreen A. Toben

Debora J. Wilson

David A. Woodle

ARRIS Group, Inc. Executive Officers

Name	Position
Robert J. Stanzione	President and Chief Executive Officer
David B. Potts	Executive Vice President and Chief Financial Officer
Lawrence A. Margolis	Executive Vice President Administration and Law and Secretary
Bruce W. McClelland	President Network and Cloud Group
Larry Robinson	President Consumer Premises Equipment Group
John Burke	Senior Vice President Strategy and Business Development
Ronald M. Coppock	President Worldwide Sales
Robert McClaughlin	President North American Sales
Jim Brennan	Senior Vice President Global Supply Chain
Marc S. Geraci	Senior Vice President and Treasurer